UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 3, 2010

_____________________________

Date of Report (Date of earliest event reported)

NEXTMART, INC.

______________________________________________________________________________________

(Exact name of registrant as specified in its charter)

Delaware

       000-26347

410985135

______________________________________________________________________________

(State or other jurisdiction                          (Commission

(IRS Employer

 of incorporation)                                         File Number)

 Identification No.)

Oriental Plaza Bldg. W3, Twelfth Floor

1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC ______________________________________________________________________________________

(Address of principal executive offices)                      (Zip Code)

Registrant’s telephone number, including area code:  +86 (0)10 8518 9669

None

_____________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 3, 2010, Next Mart Inc. (herein referred to as “NextMart” or the “Company”), entered into a transaction termination agreement with Beijing Hua Hui Hengye Investment Lt. (“Hua Hui”) (“Agreement”), wherein both companies agreed to terminate and rescind the subscription and asset sale agreement entered into by the parties on August 1, 2009 (the “Original Agreement”). Under the terms of the Agreement, the Company will forfeit the commercial income rights to the 10,000 square meters of the Huadun Changde International Hotel located in the city of Changde in China’s Hunan Province (“Asset”) and Hua Hui will return or caused to be returned to the Company 250,000,000 shares of common stock and certain other assets received by Hua Hui under the Original Agreement. NextMart’s decision to terminate the Original Agreement was mainly due to the accounting treatment  of the Asset under US GAAP which required booking the Asset at a zero basis (for more detailed information regarding the accounting principles related to the transaction, please refer to NOTE 14-Non-Monetary Transaction to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the period ended September 31, 2009). The Company believes that the inability to book the Asset at its value negatively impacts the interests of  our shareholders to such a degree that it is in their best interests to terminate the Original Agreement.

Hua Hui will return or cause to return to the Company the 250,000,000 shares of its common stock on or before March 26, 2010 which will includes 175,000,000 held in escrow with Blossom Grow Holdings Limited. The returned shares once received shall be retired and returned to the treasury. After giving effect to the return of such shares, the Company’s outstanding share count shall be reduced by 56.41%, or from 443,204,734 outstanding shares to 193,204,734 shares issued and outstanding. Please refer to the stock ownership table in Item 5.01. Changes of Control of Registrant which gives effect to the termination of the Hua Hui agreement and the return of the shares of common stock previously issued to Hua Hui.

In addition to the return of the described shares, Hua Hui also will return to NextMart the full consideration paid by the Company for the Asset under the terms of the Original Agreement, which includes; 1) 100% of the shareholdings to William Brand Administer Ltd; 2) 100% of the shareholdings to Credit Network 114 Ltd.; 3) 80% share holdings in its subsidiary Naixiu Development Company Ltd.; 4) 60% shareholdings in the joint venture subsidiary Wuxi Sun Network Technology Ltd.; 5) All assets and liabilities of Oxus Cancer Research Ltd., Sun New Media Group Ltd. previously conveyed to Hua Hui; 6) all assets and liabilities belonging of NextMart previously conveyed to Hua Hui.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Please refer to Item 1.02 Termination of a Material Definitive Agreement.

Item 5.01. Change of Control of Registrant.

The following table will identify, after giving effect to the return of the 250,000,000 shares of common stock previously issued in the Hua Hui transaction, the number and percentage of outstanding shares of common stock of the Company owned by (i) each person known to the Company who owns more than five percent of the outstanding common stock, (ii) each officer and director, and (iii) and officers and directors of the Company as a group.

Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Unless otherwise indicated, the address for each Beneficial Owner shall be NextMart Inc., Oriental Plaza Bldg. W3, Twelfth Floor, 1 East Chang’an Avenue, Dongcheng District Beijing, 100738

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Yang Lan 8/F,Crawford Tower, 99 Jervois Street, Sheung Wan, Hong Kong (2)	115,101,526	59.6%%
Redrock Capital Venture Ltd.	103,000,000	53.3%
Carla Zhou(3)	1,000	<1%
Officers and Directors as a group (3 person) (4)	1,000	<1%

(1).Based on 193,204,734 shares of common stock issued and outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2). Represents 103,000,000 shares of common stock held to Redrock Capital Venture Ltd. (“Redrock”), 11,921,526 shares held by Sun Media Investment Holdings Limited (“SMIH”), and 180,000 shares held by Ms. Yang Lan. Ms. Yang is the majority shareholder of both Redrock and SMIH.

(3). Carla Zhou is Chief Financial Officer of the Company.

(4). Represents 1,000 shares of common stock held by Carla Zhou.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTMART, INC.

(Registrant)

Date:  March 8, 2010

By:  /s/

Liu Menghua

Liu Menghua

                                                                               Chief Executive Officer

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